Exhibit 99.2

SELECTED FINANCIAL DATA

Selected financial data about AGL Resources for the last five years is set forth in the table below. You should read the data in the table in conjunction with the consolidated financial statements and related notes set forth in Exhibit 99.4, “Updated Financial Statements and Supplementary Data”.

Dollars and shares in millions, except per share amounts	2008	2007	2006	2005	2004
Income statement data
Operating revenues	$2,800	$2,494	$2,621	$2,718	$1,832
Cost of gas	1,654	1,369	1,482	1,626	995
Operating margin (1)	1,146	1,125	1,139	1,092	837
Operating expenses
Operation and maintenance	472	451	473	477	377
Depreciation and amortization	152	144	138	133	99
Taxes other than income taxes	44	41	40	40	29
Total operating expenses	668	636	651	650	505
Operating income	478	489	488	442	332
Other income (expense)	6	4	(1)	(1)	-
Earnings before interest and taxes (EBIT) (1)	484	493	487	441	332
Interest expense	115	125	123	109	71
Earnings before income taxes	369	368	364	332	261
Income taxes	132	127	129	117	90
Net income	237	241	235	215	171
Less net income attributable to the noncontrolling interest	20	30	23	22	18
Net income attributable to AGL Resources Inc.	$217	$211	$212	$193	$153
Common stock data
Weighted average common shares outstanding basic	76.3	77.1	77.6	77.3	66.3
Weighted average common shares outstanding diluted	76.6	77.4	78.0	77.8	67.0
Total common shares outstanding (2)	76.9	76.4	77.7	77.8	76.7
Average daily trading volumes	0.59	0.50	0.37	0.32	0.23
Basic earnings per common share attributable to AGL Resources Inc. common shareholders	$2.85	$2.74	$2.73	$2.50	$2.30
Diluted earnings per common share attributable to AGL Resources Inc. common shareholders	$2.84	$2.72	$2.72	$2.48	$2.28
Dividends declared per common share	$1.68	$1.64	$1.48	$1.30	$1.15
Dividend payout ratio	59%	60%	54%	52%	50%
Dividend yield (3)	5.4%	4.4%	3.8%	3.7%	3.5%
Price-earnings ratio (4)	11.0	13.7	14.3	13.9	14.5
Stock price market range	$24.02 - $39.13	$35.24-$44.67	$34.40-$40.09	$32.00-$39.32	$26.50-$33.65
Market value per common share (5)	$31.35	$37.64	$38.91	$34.81	$33.24
Market value (2)	$2,411	$2,876	$3,023	$2,708	$2,551
Statement of financial position data (2)
Total assets	$6,710	$6,258	$6,123	$6,310	$5,637
Property, plant and equipment – net	3,816	3,566	3,436	3,333	3,178
Working capital	59	163	156	73	(20)
Total debt	2,541	2,255	2,161	2,137	1,957
Equity	1,684	1,708	1,651	1,537	1,421
Cash flow data
Net cash provided by operating activities	$227	$377	$351	$80	$287
Property, plant and equipment expenditures	372	259	253	267	264
Net borrowings and (payments) of short-term debt	286	52	6	188	(480)
Financial ratios (2)
Total debt	60%	57%	57%	58%	58%
Equity	40%	43%	43%	42%	42%
Total	100%	100%	100%	100%	100%
Return on average equity	12.8%	12.6%	13.3%	13.0%	12.9%

(1)
These are non-GAAP measurements. A reconciliation of operating margin and EBIT to our operating income, earnings before income taxes and net income attributable to AGL Resources Inc. is contained in Exhibit 99.3, “Management’s Discussion and Analysis of Financial Condition and Results of Operations - AGL Resources-Results of Operations.”

(2)	As of the last day of the fiscal period.
(3)	Dividends declared per common share divided by market value per common share.
(4)	Market value per share divided by basic earnings per share attributable to AGL Resources Inc. common shareholders.
(5)	Closing price of common stock on the New York Stock Exchange as of the last trading day of the fiscal period.